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                                                                     EXHIBIT 5.1
                               January 24, 1997

Phoenix Technologies Ltd.
2770 De La Cruz Boulevard
Santa Clara, California 95050

Ladies and Gentlemen:

     I have been asked by you to examine the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on January 24, 1997 in connection with the registration under the Securities Act of 1933, as amended, of 800,000 shares of your Common Stock, par value $.001 per share (the "Stock"), that may be sold by you pursuant to your 1996 Equity Incentive Plan (the "Plan").

     As Vice President, General Counsel and Secretary of the Company, I have examined the proceedings taken by the Board of Directors in connection with the Plan.

     It is my opinion that the 800,000 shares of Stock that may be issued and sold by you pursuant to the Plan will, when issued and sold in the manner referred to in the prospectus associated with the Registration Statement and the related agreements pursuant to which awards are made under the Plan, be legally issued, fully-paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement and any amendments thereto.

                         Very truly yours,



                         /s/Scott C. Neely
                         Scott C. Neely
                         Vice President, General Counsel and Secretary

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